Exhibit 99.1 Earnings Release of December 4, 2009

HENNESSY ADVISORS, INC. ANNOUNCES ANNUAL RESULTS

Novato, CA – December 4, 2009 – Hennessy Advisors, Inc. (OTCBB:HNNA) today announced a fully diluted loss per share of $(0.03) for the fiscal year ended September 30, 2009. Earnings decreased approximately 111% versus the prior fiscal year, which were $0.28 per share. The decline in earnings is primarily attributable to decreased mutual fund assets under management throughout the year. Assets under management actually increased during the year, from $876 million at September 30, 2008 to $923 million at September 30, 2009. However, amidst the recent upheaval and crisis in the financial markets, assets dipped to a low of $475 million in March, 2009 and have since rebounded significantly.

“This has been a year marked by extreme movements in the financial markets, one that I think many investors will be glad to have behind them. In the first half of our fiscal year, the major indices plummetted approximately 30-35%, and Hennessy Advisors experienced a loss of $248 million in assets under management due solely to market depreciation. Then, in the second half of the fiscal year, the indices rallied back, gaining roughly 30-35%, and we saw our assets increase by $214 million due to market appreciation,” said Neil Hennessy, President and CEO of Hennessy Advisors, Inc. “While we had new purchases into the Hennessy Funds totaling $80 million for the year, we experienced net outflows as nervous investors moved their investments into cash as the markets tumbled. Many investors, in my opinion, remain paralyzed with fear and may be missing the current recovery by keeping their money on the sidelines,” added Mr. Hennessy.

During the fiscal year ended September 30, 2009, Hennessy Advisors, Inc. acquired four mutual funds, totaling $232 million in assets, and launched the “Hennessy Select Series,” a series of actively managed mutual funds that employ seasoned and highly qualified sub-advisors. The Hennessy Select SPARX Japan Fund and the Hennessy Select SPARX Japan Smaller Companies Fund, which launched in September, mark the company’s first international product offerings. Additionally, Hennessy Advisors reduced its total debt by 70% and ends the fiscal year with a strong balance sheet, consisting of a cash balance of nearly three times the total debt.

“We have navigated the company through an extremely tumultuous market, and although we are reporting a small loss per share, I am proud to report that Hennessy Advisors remains strong, stable and resolute in our business strategy. We have aggressively built our distribution platforms and pursued accretive acquisitions throughout the past year, and we will continue working hard to try to build on these successes in the future,” said Mr. Hennessy.

Financial Highlights

Year to Year

	Twelve Months Ended
Fiscal Year	Sept. 30, 2009	Sept. 30, 2008	$ Change	% Change
Total Revenue	$5,812,632	$10,275,043	$(4,262,411)	-43.4%
Net Income (Loss)	$(195,349)	$1,611,434	$(1,803,783)	-112.1%
Earnings (Loss) per share diluted	$(0.03)	$0.28	$(0.31)	-110.7%
Weighted Average number of shares outstanding	5,673,628	5,748,279	(74,651)	-1.3%

At Period Ending Date	Sept. 30, 2009	Sept. 30, 2008	$ Change	% Change
Mutual Fund Assets Under Management	$923,404,609	$876,069,040	$47,335,569	5.4%
Total Debt, including current portion	$1,950,000	$6,508,694	$(4,558,694)	-70.0%
Retained Earnings	$14,800,724	$15,513,537	$(712,813)	-4.6%

About Hennessy Advisors, Inc.

Hennessy Advisors, Inc. is a publicly traded investment manager of a wide range of both domestic and international equity products. Hennessy Advisors, Inc. is committed to their consistent and repeatable investment process, combining time-tested stock selection strategies with a highly disciplined, team-managed approach, and superior service to shareholders.

Supplemental Information

Nothing in this section shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase or sale would be unlawful under the securities laws of such jurisdiction.